Exhibit 11.1

Consent of Independent Public Accounting Firm

We consent to the use, in the Annual Report on Form 1-K of XY – the Findables Company, a Delaware corporation and f.k.a. Ength Degree, LLC (the “Company”), of our report dated April 7, 2017 on our audit of the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, changes in shareholders’ and members’ equity/(deficit) and cash flows for the years then ended, and the related notes to the financial statements.

/s/ PKF, LLP
San Diego, California	PKF, LLP
April 19, 2017	(formerly PKF
Certified Public Accountants
A Professional Corporation)